Exhibit 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Revlon, Inc.:

We consent to the use of our report dated March 13, 2007, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, and our report dated March 13, 2007 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Revlon, Inc. and are incorporated herein by reference.

Our report dated March 13, 2007 on the consolidated financial statements and schedule contains an explanatory paragraph that refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, as of January 1, 2006, and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statement No. 87, 88, 106 and 132(R)”, as of December 31, 2006.

New York, New York

December 7, 2007